Exhibit 22

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

May 10, 2007

STRATECO RESOURCES INC.

1225 Gay-Lussac, Boucherville, Québec J4B 7K1

NOTICE OF ANNUAL AND SPECIAL

MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders of Strateco Resources Inc. (the Company) will be held at Fairmount Hotel The Queen Elizabeth, Hochelaga 6 Room, 900, René-Lévesque Blvd. West, Montréal, Québec, June 12, 2007 at 10:30 a.m., for the following purposes:

1.

To receive the Company’s management discussion and analysis, the audited financial statements and the auditors’ report for the financial year ended December 31, 2006;

2.

To elect the directors;

3.

To appoint the auditors and authorize the directors to fix their remuneration;

4.

To consider and, if deemed appropriate, adopt a resolution to ratify the Shareholders’ Rights Plan adopted by the Board of Directors of the Company on March 21, 2007 and described in the enclosed Management Information Circular;

5.

To consider and if deemed appropriate, adopt a resolution to approve the amendments to the terms of the release of escrowed shares;

6.

To approve the proposed amendments to the Stock Option Plan of the Company;  and

7.

To transact any other business as may properly come before the annual meeting.

A copy of the annual report containing the management discussion and analysis, the audited financial statements and the auditors’ report for the year ended December 31, 2006 is attached to this notice of meeting.  The Management Information Circular contains additional information regarding the matters to be considered at the Meeting, and is hereby deemed to be an integral part of this notice.

Boucherville, Québec

May 10, 2007

BY ORDER OF THE BOARD OF DIRECTORS

 (signed) Guy Hébert

________________________________

GUY HÉBERT

President

The board of directors would like all shareholders to be present at the meeting. However, shareholders who are unable to attend the meeting in person are urged to complete the attached proxy form and return it to Computershare Investor Services Inc. in the envelope provided for this purpose. Proxies to be used at the meeting must be returned to Computershare Investor Services Inc. before the close of business on June 11, 2007.

STRATECO RESOURCES INC.

MANAGEMENT INFORMATION CIRCULAR

This Management Information Circular is furnished in connection with the solicitation of proxies by the management of Strateco Resources Inc. (the Company) for use at the annual and special meeting of shareholders of the Company (the Meeting) to be held at the time and place and for the purposes set forth in the attached notice of meeting (the Notice) and any adjournment thereof. This solicitation will primarily be by mail, but proxies may also be solicited by directors and officers of the Company. The Company will bear all costs and expenses of this solicitation.

APPOINTMENT OF PROXIES

Persons mentioned in the accompanying form of proxy are directors of the Company. Any shareholder has the right to appoint a proxy to represent him at the Meeting other than the persons designated in the enclosed form of proxy, and may do so by crossing out the names indicated and by indicating the name of such nominee in the blank space provided. A proxy does not need to be a shareholder of the Company.

Shareholders who cannot attend the Meeting are urged to complete the attached form of proxy and return it to Computershare Investor Services Inc., 1500, University Street, Suite 700, Montreal, Québec, H3A 3S8 no later than June 11, 2007, or to remit it to the secretary of the Company immediately prior to the beginning of the Meeting. If the shareholder is a corporation, the signature of an officer on said form of proxy must be duly authorized in writing.

REVOCATION OF PROXIES

A shareholder who gives a proxy may at any time revoke the proxy, by written instrument signed by the shareholder or his agent duly authorized in writing or, if the shareholder is a corporation, by an officer duly authorized in writing and deposited at the head office of the Company or with Computershare Investor Services Inc., 1500, University Street, Suite 700, Montreal, Québec, H3A 3S8, no later than June 11, 2007 or deposited with the chairman or the secretary of the Meeting, immediately prior to the beginning of the Meeting or any adjournment thereof.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or duly appointed proxy holders are permitted to attend and vote at the Meeting. Shareholders who do not hold their shares in their own name (the Beneficial Shareholders) are advised that only proxies from shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an instrument of proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The instrument of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.

If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder's name on the records of the Company. Such shares will more likely be registered under the name of the shareholder's broker or an agent of such broker. In Canada, the majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the shares registered in the name of CDS & Co. are held.

Brokers and other intermediaries are required to request voting instructions from Beneficial Shareholders prior to shareholder meetings. Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter by the Beneficial Shareholder if the voting rights attached to their shares are to be cast at the Meeting. In Canada, most brokers now delegate the responsibility of obtaining their clients’ instructions to ADP Investor Communications (ADP). Beneficial Shareholders who receive a voting instruction form from ADP may not use said form to vote directly at the Meeting. If you have questions on how to exercise voting rights attached to shares held through a broker or other intermediary, please contact the broker or intermediary directly.

Although a Beneficial Shareholder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered shareholder and, as such, exercise the voting rights attached to such shares. Unless otherwise indicated in this Management Information Circular and in the attached form of proxy and Notice, the term shareholders shall mean registered shareholders.

VOTING OF SHARES REPRESENTED BY PROXIES

The voting rights conferred by the common shares (the Shares) and for which proxy is given by the duly-signed form in favour of the persons designated therein shall be exercised in the manner indicated whenever a ballot is taken at the Meeting. When a ballot is taken with respect to the election of directors, the appointment of auditors,  the Shareholders’ Rights Plan, the amendment to the terms of the release of escrowed shares and the amendments to the Stock Option Plan of the Company the voting right conferred by the Shares shall be exercised for the same purposes and in the manner indicated in the appropriate paragraphs of this circular unless an abstention from voting for the election of directors or the appointment of auditors or an abstention from voting or a vote against the Shareholders’ Rights Plan the amendment to the terms of the release of escrowed shares and the amendments to the Stock Option Plan of the Company is stipulated in the proxy.

The directors soliciting the proxy undertake to carry out the instructions given by a shareholder in the proxy form. If no instruction is given, the votes will be cast in favour of the adoption of the resolutions set forth in the Notice. The accompanying form of proxy confers discretionary power with respect to amendments to the matters identified in the Notice and any other matters that may properly come before the Meeting, except for the election of a director who is not named as a nominee in the circular. To date, directors of the Company have no knowledge of any amendment to the questions discussed in the Notice or any other question that could be brought before the Meeting.

RECORD DATE

The Company has set May 4, 2007 as the record date for the Meeting. Only shareholders of record as at that date are entitled to receive the Notice as well as all other material pertaining to it.

Any person who acquires Shares after the record date is entitled to vote such Shares if said person can provide the share certificate(s) registered in his name or establish in another manner his ownership of the shares and requests that his name be registered on the shareholders’ list at least two days prior to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

At May 4, 2007, 106,857,367 Shares of the Company were issued and outstanding. Each Share confers the right to one vote upon its holder duly registered on May 4, 2007, the reference date that determines which shareholders are entitled to receive the Notice and vote at the Meeting. To the knowledge of the management of the Company, at the date hereof, no person exercised control, directly or indirectly, over more than 10% of the Company’s issued and outstanding Shares.

PERSONS WITH INTERESTS IN CERTAIN MATTERS ON THE AGENDA

At the date hereof, to the knowledge of the management of the Company and with the exception of the information disclosed elsewhere in this circular, no person has any interest by way of beneficial ownership of securities or otherwise in any matter on the agenda.

_________________ / _________________

BUSINESS TO BE DEALT WITH AT THE MEETING

1.

DIRECTORS’ REPORT AND AUDITED FINANCIAL STATEMENTS (Item No. 1 on the Notice)

The management discussion and analysis and the audited financial statements for the year ended December 31, 2006, together with the auditors’ report thereon, will be presented before the Meeting. The audited financial statements are included in the Company’s 2006 annual report that was mailed to the shareholders with the Notice and this circular.

2.

ELECTION OF DIRECTORS (Item No. 2 on the Notice)

Pursuant to the general by-laws, the business of the Company is managed by a Board of Directors consisting of a minimum of three and a maximum of fifteen directors; there are currently six directors of the Company. Unless he resigns or his office becomes vacant upon his death or for any other reason in accordance with the Company’s by-laws, each director elected at the Meeting holds office until the date of the next annual meeting or until his successor is elected or appointed.

The persons named in the attached proxy form intend to vote in favour of the election of the nominees named hereunder, unless the shareholder signing a proxy has indicated his desire to abstain from voting regarding the election of directors.

Management of the Company does not contemplate that any of the nominees will be unable or unwilling, for any reason, to serve as a director.

Name, Municipality of Residence and Office held with the Company	Director since	Common Shares Over which Control is Exercised(1)	Principal Occupation
Guy Hébert Boucherville, Québec President and Director	04-13-00	4,386,114 (3)	President, BBH Géo-Management Inc.
Jean-Pierre Lachance, Saint-Hubert, Québec Executive Vice President and Director	04-13-00	140,050 (4)	Executive Vice President, Strateco Resources Inc.
Robert Desjardins (2) Repentigny, Québec Director	10-31-01	200,000	President, Robert G. Desjardins et Associés Inc.
Jean-Guy Masse (2) Montréal, Québec Director	04-13-00	68,000	President and Director, Northern Precious Metals Funds Inc.
Henri Lanctôt Mount-Royal, Québec Secretary and Director	01-24-07	50,375	Partner, Gowling Lafleur Henderson, LLP
Marcel Bergeron (2) Mount Royal, Québec Director	03-21-07	10,000	General Manager Devimco Inc.

(1)

Information relating to the Shares over which control or direction is exercised was provided by the nominees.

(2)

Member of the Audit Committee.

(3)

Includes 137,500 Shares held under escrow for a total of 232,000 Shares held directly by Guy Hébert and 4,154,114 Shares held by two companies controlled by Mr. Hébert.

(4)

50,000 of the 140,050 Shares held by Mr. Lachance are under escrow.

All the above nominees were elected directors at the previous shareholders meeting held on June 20, 2006, for which the notice of meeting included a Management Information Circular save Mr. Henri Lanctôt who was named director on January 24, 2007 further to the resignation of Mr. Claude Hubert on January 18, 2007 and Mr. Marcel Bergeron who was named director on March 21, 2007 further to the death of Ms. Francine Bélanger on November 8, 2006.

Mr. Henri Lanctôt a partner of Gowling Lafleur Henderson LLP, was admitted to the Quebec Bar in 1968 after graduating in 1967 from the Faculty of Law of the University of Montreal.  In 1984, Mr. Henri Lanctôt joined Lafleur Brown, the law firm that merged with Gowlings on July 1st, 2000.

Mr. Marcel Bergeron has obtained in May 1981 a Bachelor degree in accounting sciences of the University of Québec in Montreal (“UQUAM”) and is a member of l’Ordre des comptables en management accrédités du Québec (CMA) and l’Ordre des comptables agréés du Québec (CA) since December 1983. From July 1990 to June 2006, he has been a partner of Petrie Raymond, chartered accounts and auditors of the Company and thereafter joined Devimco Inc., a real estate company, in July 2006, as general manager.

The mandate of directors mentioned above expires at the date of the next annual general meeting of shareholders.

Messrs Hébert and Lachance devote 75% and 100% of their time respectively to the Company’s business while the other directors devote less than 5% of their time.

3.

COMPENSATION OF EXECUTIVE OFFICERS

During the year ended December 31, 2006, the Company did not pay any compensation to its executive officers, except for Jean-Pierre Lachance, who received an allowance of $200 per month for the use of his personal vehicle in relation with the Company's activities.

During the year ended December 31, 2006, the Company incurred general and administrative expenses of $451,000 with BBH Géo-Management Inc.

The Company also paid management fees of $583,000, consultant and subcontractor fees of $197,000, travel and lodging expenses of $235,116 and share issue costs of $57,000 to this same company.

BBH Géo-Management Inc. is a company that provides the Company with project management and administrative services pursuant to a services agreement. Guy Hébert, the Company’s president, is the sole director of BBH Géo-Management Inc. and controls another company that is the majority shareholder of BBH Géo-Management Inc. Services provided to the Company by executive officers Guy Hébert and Jean-Pierre Lachance are paid for by BBH Géo-Management Inc.

		Annual remuneration (1)			Long-term compensation
					Awards		Payouts
Name and position (a)	Year (b)	Salary $ (c)	Bonus $ (d)	Other annual compensation $ (e)	Securities under option / SAR granted (#) (f)	Restricted shares or restricted units $ (g)	LTIP Payouts (4) $ (h)	All other compensation $ (i)
Guy Hébert, (2) Chef Executive Officer	2006	_	_	_	300,000	_	_	_
	2005	_	_	_	500,000	_	_	_
	2004	_	_	_	500,000	_	_	_
Jean-Pierre Lachance (3) Executive Vice President	2006	_	_	_	100,000	_	_	_
	2005	_	_	_	600,000	_	_	_
	2004	_	_	_	600,000	_	_	_

(1)

The Company did not pay any salary or other form of compensation directly to its executive officers, save for a car allowance of $200 to the Executive Vice President for the Company’s business.

(2)

The Company paid $162,374 in 2006, $111,062 in 2005 and $132,125 in 2004 to BBH Géo-Management Inc. for the consulting services of Mr. Guy Hébert. These sums are not representative of the amounts actually received by Mr. Hébert from BBH Géo-Management Inc. as salary.

(3)

The Company paid $178,695 in 2006, $102,225 in 2005 and $95,678 in 2004 to BBH Géo-Management Inc. for the consulting services of Jean-Pierre Lachance. These sums are not representative of the amounts actually received by Mr. Lachance from BBH Géo-Management Inc. as salary.

(4)

The Company does not have a long-term incentive plan (LTIP).

 Stock Option Plan

The Company has a stock option plan for its executive officers, directors and consultants. A total of 10,654,586 common shares are reserved for issuance under the plan. The maximum number of options that can be granted to any participant cannot exceed 5% of the issued and outstanding shares of the capital stock. The exercise price of the options granted may not be less than the discounted market price of the common shares on the TSX Venture Exchange at the time the options are granted. The options granted are valid for a period established by the Board of Directors, not to exceed five years from the date the options are granted.

The Company has no stock appreciation rights (SAR) plan.

During the financial year ended December 31, 2006, the Company granted 100,000 stock options to one executive officer under the terms of the stock option plan, as described in the following table:

Name	Securities under option	Percentage of total options granted to directors in the financial year	Exercise price	Market value of the securities under option on the eve of the award $/share	Expiry
Jean-Pierre Lachance, Executive Vice President	100,000	9%	$0.40	$0.35	January 24, 2011

The following table shows the options exercised during the financial year by executive officers and the year-end value of unexercised options at December 31, 2006:

Name	Shares acquired on exercise of options (#)	Aggregate value realized ($) (1)	Unexercised options at year-end -------- // -------- Exercisable / unexercisable	Value of unexercised in-the-money options at year-end -------- // -------- Exercisable / unexercisable
Guy Hébert, President and Director	200,000	152,000	300,000 / N.A.	$ 705,000 / N.A.
Jean-Pierre Lachance, Executive Vice President and Director	200,000	152,000	350,000 / N.A.	$ 802,500 / N.A.
	100,000	79,000
	50,000	57,500

(1)

Whenever an option is exercised, the aggregate value realized is the difference between the market value on the date of the exercise of the option and the exercise price, multiplied by the number of shares.

Equity Compensation Plan Information as at December 31, 2006

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighed-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Stock option plan Equity compensation plans approved by security holders	928,000	$0.37	348,000
Equity compensation plans not approved by security holders	N.A.	N.A.	N.A.
Total:	928,000	$ 0.37	348,000

Liability Insurance

The Company has an insurance policy that provides directors’ and officers’ liability coverage of $5,000,000 per event. The Company paid an annual premium of $18,540 for the policy during the financial year.

Termination of Employment, Change in Responsibilities and Employment Contract

There are no employment contracts between the Company and its executive officers, nor is there any compensatory mechanism that may be triggered in the event of a change of control of the Company or a change in executive officers’ responsibilities pursuant to a resignation, retirement or any other termination of employment with the Company.

Directors’ Fees

The external directors receive fees for each board and audit committee meeting they attend with the exception of those directors who are also executive officers of the Company. Directors’ fees totalled $18,600 for the year ended December 31, 2006. Aside from stock options granted to directors under the stock option plan, directors do not receive any other fee or benefit from the Company.

Loan to Directors and Officer

At the date hereof, no director, nominee as director or officer or anyone associated with them owed any amount to the Company.

4.

APPOINTMENT OF AUDITORS (Item No. 3 on the Notice)

PETRIE RAYMOND, LLP, Chartered Accountants (PETRIE RAYMOND) have been the Company’s auditors since May 12, 2004. The fees paid to PETRIE RAYMOND in the past two years are shown in the table below:

Fees for the last two financial years

	2006 $	2005 $
a) Audit fees for the year ended December 31,	25,000	21,500
b) Fees for tax services – Income tax returns,	3,500	3,500
c) Other fees – review mandates to March 31, June 30 and September 30, 2005 and 2006; PCAOB registration fees in the United States in 2005.	12,000	7,850
Total	40,500	32,850

Management of the Company proposes that PETRIE RAYMOND, LLP, be appointed as auditors of the Company until the next annual meeting of shareholders of the Company and that the Board of Directors be authorized to fix their remuneration.

The persons named in the accompanying form of proxy intend to vote for the appointment of PETRIE RAYMOND, LLP, chartered accountants, as the Company’s auditors at the Meeting and to authorize the directors to fix their remuneration, unless the shareholder signing the proxy has indicated his intention to abstain from voting regarding the appointment of the auditors.

5.

SHAREHOLDERS’ RIGHTS PLAN (Item no. 4 on the Notice)

At the Meeting, the shareholders will be asked to ratify the Shareholders Rights Plan (the “Rights Plan”) adopted by the Board of Directors on March 21, 2007.  The agreement dated as of March 22, 2007 between the Company and Computershare Investors Services Inc., as Rights Agent, containing the terms and conditions of the Rights Plan (the “Rights Agreement”) is filed on SEDAR at www.sedar.com.

The Board of Directors has determined that the Rights Plan is in the best interests of the shareholders and the Company and recommends that shareholders vote for its ratification.  The Rights Plan will provide the Board of Directors and the shareholders more time to fully consider any unsolicited takeover bid for the Company.  The Rights Plan is intended to discourage coercive or unfair takeover bids and gives the Board of Directors time to pursue alternatives to maximize shareholder value, if appropriate, in the event of an unsolicited takeover bid.

The Rights Plan is effective as of March 22, 2007 and is subject to ratification by the shareholders at the Meeting.  To continue to be effective, the Rights Plan must be ratified by a resolution passed by a majority of the votes cast at the Meeting in person or by proxy.  Should the resolution not be passed by a majority of the votes so cast at the Meeting, the Rights Plan and any then outstanding Rights shall be of no further force and effect from June 12, 2007.

Shareholders will be asked at the Meeting to consider and, if deemed advisable, to approve, by a simple majority of votes cast at the Meeting, a resolution to ratify the Rights Plan.

Background:  The primary objective of the Rights Plan is to provide the Board of Directors with sufficient time to explore and develop altematives for maximizing shareholder value if a takeover bid is made for the Company and to provide every shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquirer to proceed either by way of a Permitted Bid (as defined in the Rights Plan), which requires the takeover bid to satisfy certain minimum standards designed to promote faimess, or with the concurrence of the Board.

ln adopting the Rights Plan, the Board of Directors considered the legislative framework in Canada governing takeover bids. Under provincial securities legislation, a takeover bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire together with shares already owned by the bidder and certain related parties thereto, aggregate 20% or more of the outstanding shares of a corporation.

The existing legislative framework for takeover bids in Canada continues to raise the following concerns for shareholders of the Company:

(i)

Time: Current legislation permits a takeover bid to expire 21 days after it is initiated. The Board of Directors is of the view that this is not sufficient time to permit shareholders to consider a takeover bid and make a reasoned and unhurried decision.

(ii)

Pressure to Tender: A shareholder may feel compelled to tender to a takeover bid which the shareholder considers to be inadequate out of a concern that in failing to do so, the shareholder may be left with illiquid or minority discounted Common Shares. This is particularly so in the case of a partial takeover bid for less than all of the Common Shares, where the bidder wishes to obtain a control position but does not wish to acquire all of the

Common Shares. The Rights Plan provides a shareholder tender approval mechanism which is intended to ensure that a shareholder can separate the decision to tender from the approval or disapproval of a particular takeover bid.

(iii)

Unequal Treatment: Full Value: While existing provincial securities legislation has substantially addressed many concerns in this regard, there remains the possibility that control of the Company may be acquired pursuant to a private agreement in which one or a small group of shareholder dispose of Common Shares at a premium to market price which premium is not shared with the other shareholders.  In addition, a person may slowly accumulate Common Shares through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premìum among all shareholders.

Summary: The following is a summary of the principal terms of the Rights Plan which is qualified in its entirety by reference to the text of the Rights Plan which is filed on the Company's Website at www.stratecoinc.com and on SEDAR at www.sedar.com.  A shareholder or any other interested party may also obtain a copy of the Rights Plan by writing to the Secretary of Strateco Resources Inc., 1225, Gay-Lussac, Boucherville, Quebec J4B 7K1.

All capitalized expressions or terms in the following summary have the meaning ascribed to them in the Rights Plan.

Effective Date: The effective date of the Rights Plan is March 22, 2007.

Term: Unless otherwise terminated in accordance with its terms, the Rights Plan will terminate at the close of the third annual meeting of the Company's shareholders following the meeting at which the Rights Plan is ratified by shareholders, unless the Rights Plan is reconfirmed and extended at such meeting.

Shareholder Approval: The Rights Plan must be ratified by shareholders within six months (6) of its effective date. For the Rights Plan to continue to be effective following the Meeting, the Rights Plan Resolution must be approved by a majority of the votes cast at the Meeting by shareholders voting in person and by proxy.

Issue of Rights: On the Effective Date, one right to purchase a Common Share, upon the terms and subject to the conditions set forth in the Rights Plan, was issued and attached to each Common Share outstanding and attached to each Common Share subsequently issued.

Rights Exercise Privilege: The Rights will separate from the Common Shares and will be exercisable on the tenth Business Day after the earlier of (i) the Stock Acquisition Date; (ii) the date of the commencement of, or first public announcement of the intent of any Person to commence, a Takeover Bid, other than a Permitted Bid or Competing Permitted Bid and; (iii) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such;  (iv) or such later date as may be determined by the Board of Directors in good faith.

Flip-in Event: The acquisition by any Person (an "Acquiring Person") of 20% or more of the outstanding Common Shares of the Company, other than by way of a Permitted Bid, a Voting Share Reduction, an Exempt Acquisition, a Pro Rata Acquisition or a Convertible Security Acquisition is referred to as a "Flip-in Event". Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Business Days after the occurrence of the Flip-in Event, each Right, (other than those held by the Acquiring Person), will permit the purchase of Common Shares at a substantial discount to the market price at the time.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from the Common Shares, reported eamings per share on a fully diluted or non-diluted basis may be affected. Holders of Rights not exercising their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

Certificates and Transferability: Prior to the Separation Time, the Rights are evidenced by a legend imprinted on certificates for the Common Shares issued from and after the Effective Date and are not to be transferable separately from the Common Shares.   From and after the Separation Time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the Common Shares.

Permitted Bid Requirements:  Under the Rights Plan, a "Permitted Bid" is a bid made to all shareholders of the Company and is open for acceptance for not less than 60 days. If, at the end of such 60-day period, at least 50% of the outstanding shares, other than those owned by the offeror and certain related parties, have been tendered, the offeror may take up and pay for the shares but must extend the bid for a further 10 days to allow other shareholders to tender.

The Rights Plan is similar to other shareholders rights plans adopted by several other Canadian companies and approved by their respective shareholders.

Waiver: The Board of Directors may, until the occurrence of a Flip-in Event, waive the application of the Rights Plan to a particular Flip-in Event (an "Exempt Acquisition") where the Takeover Bid is made by a takeover bid circular to all holders of Common Shares.  Where the Board of Directors exercises the power of waiver for one Takeover Bid, the waiver will also apply to any other Takeover Bid for the Company made by a takeover bid circular to all holders of Common Shares prior to the expiry of the other bid for which the Rights Plan has been waived by the Board of Directors.

Redemption: The Board of Directors, with the majority approval of shareholders (or the holders of Rights if the. Separation Time has occurred) at a meeting duly called for that purpose, may redeem the Rights at $0.0001 per Right.  Rights may also be redeemed by the Board of Directors without such approval following completion of a Permitted Bid, Competing Permitted Bid or Exempt Acquisition.

Amendment: The Company may amend the Rights Plan with the majority approval of shareholders (or the holders of Rights, if the Separation Time has occurred) at a meeting duly called for that purpose. The Company, without such approval, may correct clerical or typographical errors and, subject to approval as noted above at the next meeting of the shareholders (or holders of Rights, as the case may be), may make amendments to the Rights Plan which the Board of Directors acting in good faith considers necessary or desirable.

Board of Directors: The Rights Plan will not lessen the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Company. The Board of Directors,  when a Permitted Bid is made, will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.

Exemptions for investment Advisors: Persons whose ordinary business is managing investment funds for others, trust companies (acting in their capacities as trustees and administrators), statutory bodies whose business includes the management of funds, and administrators of registered pension plans are exempt from triggering a Flip-in-Event, provided that they are not making, or are not part of a group making, a takeover bid.

Recommendation of the Board of Directors: The Board of Directors has determined that the Rights Plan is in the best interests of the Company and its shareholders. The Board of Directors unanimously recommends that shareholders vote in favour of the Rights Plan Resolution.

The Rights Plan has not been adopted in response to, or in contemplation of, any specific proposal to acquire control of the Company.  At the present time, the Company has no knowledge of any Takeover Bid, or any intended Takeover Bid from any person.

The persons named in the accompanying form of proxy intend to vote in favour of the resolution ratifying the Rights Plan unless the shareholder signing the proxy has indicated his intention to abstain from voting or to vote against the resolution ratifying the Rights Plan.

6.

AMENDMENTS TO THE TERMS OF RELEASE OF THE ESCROWED SHARES (Item no. 5 on the Notice)

Upon the listing on the Montreal Exchange in the Fall 2000, 187,500 common shares of the Company have been escrowed in order to comply with the requirements of securities legislation and the policy of the Montreal Exchange then in force.  These common shares were allocated for 137,500 in the name of Guy Hébert and 50,000 in the name of Jean-Pierre Lachance.  These common shares are still escrowed.

Since Canadian security authorities have adopted a national policy with respect to escrowed shares which permit among other that amendments be brought to the existing escrowed shares Agreement (“Escrow Agreement”) subject to the approval of such amendments by a majority of votes of the shareholders of the Company excluding those shareholders which shares are escrowed.

In the opinion of the Directors of the Company, in regard of the period during which these 187,500 common shares have been escrowed and the objectives of the National Policy 46-201, it is justified to modify said Escrow Agreement in order that the escrow of these 187,500 common shares be governed by the new national policy.

At the date hereof, the Company is part of Group II on the TSX Venture Exchange; consequently the shares shall be released during a period of 36 months after the issue of a press release.  In the event that the Company becomes an “Established Issuer”, as this expression is defined in National Policy 46-201, the common shares shall be released within a period of eighteen months from the date of the publishing of a press release to that effect.

The Directors of the Company recommend that a resolution be adopted by the shareholders of the Company other than the holders of the escrowed shares, approving the amendments to the Escrow Agreement with respect to 187,500 common shares.

The persons named in the accompagnying form of proxy intend to vote in favour of the resolution of arising the amendments to the terms of release of the escrowed shares as described above unless the shareholders signing the proxy have indicated their intention to abstain from voting or to vote against said resolution.

______________ / ______________

6.

AMENDMENTS TO THE STOCK OPTION PLAN (Item no. 6 on the Notice)

Many companies’ stock option plans, including the Company’s, have a short form of amending formula that provides simply that the plan may be amended with the approval of the board of directors and the Exchange. The Directors of the Company have adopted more detailed amending provisions designed to distinguish plan amendments that do, and those that do not, require shareholder approval.

The following is a detailed summary of the new amending provisions proposed to be included in the stock option plan (the “Plan”):

The board of directors may, at any time and from time to time, amend, suspend or terminate the Plan, in whole or in part, or amend any term of any issued and outstanding option (including, without limitation, the price at which Shares may be purchased under the Plan, the vesting and the expiry date of outstanding Option) provided that no such amendment, suspension or termination may be made without:

h

obtaining approval of the shareholders of the Company, unless not required pursuant to Section 6.1(b) of the Plan or applicable regulatory authority or stock exchange requirements;

h

obtaining any required approval of any applicable regulatory authority or stock exchange;

h

in the case of issued and outstanding Options, obtaining the consent or, subject to regulatory approval, the deemed consent of the concerned Option Holder in the event that the amendment materially prejudices the Option Holder’s rights.

Shareholder approval is not required with respect to the following amendments, in as much as the amendment is in accordance with applicable regulatory requirements:

h

changing the eligibility for, and limitations on, participation in the Plan;

h

modifying the period referred to in Section 3.4 of the Plan during which Options may be exercised, subject to, as the case may be, (i) the Expiry Date occurring on or before the fifth anniversary of the Award Date, and (ii) a maximum extension of three years beyond the initial Expiry Date for any Option Holder;

h

changing the terms on which Options may be awarded and exercised including the provisions relating to the Exercise Price, the date on which an Option becomes exercisable, the Expiry Date, the right to assign an Option and the adjustments to be made pursuant to Section 3.7;

h

making any addition to, deletion from or alteration to the provisions of the Plan that are necessary to comply with applicable law or the requirements of any applicable regulatory authority or stock exchange;

h

correcting or rectifying any ambiguity, defective provision, error or omission in the Plan; and

h

changing the provisions relating to the administration of the Plan;

unless any amendment made to the Plan would reduce the Exercise Price of an issued and outstanding Option, lead to a significant or unreasonable dilution of the outstanding Shares or provide additional material benefits to insiders, in which case approval of the shareholders of the Company must be obtained.  In addition, if an amendment would reduce the Exercise Price of any outstanding Option held by an insider or would extend the Expiry Date of Options held by insiders beyond the exercise periods contemplated under the Plan or provided on the relevant Option Certificate, approval of the shareholders of the Company, other than the relevant insiders, must be obtained.

The persons named in the accompanying form of proxy intend to vote for the amendments to the Stock Option Plan as described above, unless the shareholder signing the proxy has indicated his intention to abstain from voting or to vote against the amendments to the Stock Option Plan.

CORPORATE GOVERNANCE PRACTICES

 BOARD OF DIRECTORS

Independence of the directors

Jean-Guy Masse and Robert Desjardins are independent directors.  Two other independent directors retired from the Board of Directors; Mrs. Francine Bélanger passed away on November 8, 2006 and Mr. Claude Hubert resigned on January 18, 2007.

The following directors are not independent:

Guy Hébert	President
Jean-Pierre Lachance	Executive Vice President
Henri Lanctôt	Secretary
Marcel Bergeron	Director

 Mr. Marcel Bergeron was appointed director of the Company on March 31, 2007 in replacement of Mrs. Francine Bélanger who passed away on November 8, 2006.  Until June 2006, Mr. Marcel Bergeron was a partner of Petrie Raymond LLP (“Petrie Raymond”) auditors of the Company.  Mr. Marcel Bergeron was the partner responsible for the account of the Company with Petrie Raymond;  consequently Mr. Marcel Bergeron will be recognized as an independent director in June 2009.  However, the directors of the Company upon his nomination as director have determined that Mr. Marcel Bergeron is able to exercice the impartial judgment necessary to fulfil his responsibilities as director and as member of the audit committee and that his appointment is in the best interest of the Company and of the shareholders.

In order to favorize that independent directors may act with independence, the audit committee comprises a majority of independent directors since the beginning of the financial year 2007, have all the required authority to review on a quarterly basis the financial statement and in March of each year, the annual financial statements, to question the auditors and the employees in charge of the financial department of the Company, to examine and comment any medium and long term commitment of the Company and to examine, analyse and comment the budget of the Company.

Orientation and Continuing Education

The directors stay informed and receive copies of all required information and updates at meetings of the board of directors and audit committee. Due to the small number of directors and the emerging nature of the Company, there is no formal continuing education program.

Ethical Business Conduct

The board of directors is careful to apply the measures in the Company’s Code of Ethics, particularly with regard to questions of conflict of interest, in order to encourage and foster an ethical business culture. The Code of Ethics can be consulted on the Company’s website at www.stratecoinc.com. Anyone interested may request a free copy of the Code from the Company’s head office.

Nomination of Directors

The current members of the Company’s board of directors are reviewed before being nominated at the annual meeting of shareholders, by assessing their potential and actual involvement in protecting the Company’s interests the previous year and their experience and expertise in the areas of geology, administration and accounting.

The board of directors has also approved a policy of considering that a director who has sat on the board of directors for several years has a deeper knowledge of the Company and its history, which enables him to take more enlightened decisions at meetings of the board of directors.

New nominees are selected on the basis of industry references.

COMPENSATION

There is no compensation committee as the directors and officers do not receive any compensation other than directors’ fees and reimbursement of expenses of external directors only, and a $200 per month car allowance for the Executive Vice President.

However, every three years, the directors approve the services contract with BBH Géo-Management Inc. in the absence of Guy Hébert, President and director of the Company, who is also a director of BBH Géo-Management Inc. This contract provides for the consulting fees, reviewed annually, charged to the Company by BBH Géo-Management Inc. for the consulting services provided by its executive officers.

OTHER BOARD COMMITTEES

The Company has no committees other than the audit committee.

The audit committee consisted during the financial year of Claude Hubert, Jean-Guy Masse, Robert Desjardins and Francine Bélanger. The audit committee meets several times a year to review the Company’s financial position, examine and recommend the approval of the quarterly financial statements, the audit mandates and audited annual reports, question the auditors and assess the Company’s returns, investments and portfolio of mining properties. The audit committee held four meetings during the financial year ended December 31, 2006. The Audit Committee Charter is attached to this circular as Schedule A.

The Board of Directors of the Company has determined that all members of the audit committee for the financial year 2006, were “independent” and “financially literate” within the meaning of Multilateral Instrument 52-110 Audit Committees.

The following is a brief summary of the education and experience of each member of the audit committee that is relevant to the performance of his responsibilities as a member of the audit committee.

Mrs. Francine Bélanger a chartered accountant, passed away on November 8, 2006. Since December 2001, Mrs. Bélanger was an accounting consultant.  Before she was Vice-President and Chief Financial Officer of Datacom Wireless Corporation from May 2000 to December 2001. Between 1987 and April 2000, Mrs. Bélanger held various management positions as treasurer of mining exploration companies and as such has acquired a large experience in the preparation and analysis of financial statements of resources companies.

Mr. Claude Hubert is honorary professor at the University of Montreal, department of geology since 1999.  Mr. Hubert holds a Ph.D. in geology.  After his retirement as professor of geology, Mr. Hubert acted as geological consultant from 1997 to 2003.  Mr. Hubert has directed many mining exploration campaigns and has been director of mining exploration companies.  As such he has acquired the relevant financial experience in order to be a member of the audit committee.  Mr. Claude Hubert resigned as director on  January 18, 2007 for personal reasons.

Mr. Jean-Guy Masse is President of Northern Precious Metals Funds Inc. since 2003 and has been President of Masvil Capital Inc. since 1992.  He was President of Orléans Resources Inc. from 1992 to 1998 and prior to that he was Executive Vice-President of Dundee Capital Inc. and President and Chief Executive Officer of CMP Fund Management Ltd. from 1984 to 1992.  Mr. Masse is also a director of mining companies listed on the TSX Venture Exchange.  Mr. Masse holds a B.Sc.A from the École Polytechnique of Montreal and an M.Sc of Stanford University, California U.S.A.  He is also a member of the Montreal CFA Society since September 1995.

Mr. Robert Desjardins holds a Bachelor’s Degree in Commerce from the École des Hautes Études Commerciales and is a member of the Corporation des Administrateurs Agréés du Québec.  Since 1989, Mr. Desjardins has been President of Robert G. Desjardins & Associates Inc., a firm specializing in corporate finance and the development of financial products.

The audit committee for the 2007 financial year is composed of two independent directors, Mr. Robert Desjardins and Mr. Jean-Guy Masse and a third director, Mr. Marcel Bergeron, who is not considered “independent” as this expression is defined in the Multilateral Instrument 52-110 – Audit Committee.

Assessment

The board of directors ensures that the board itself and the audit committee perform effectively by seeking advice from its legal counsels, consultants and collaborators and auditors as to any possible shortfalls and takes prompt corrective measures as required.

OTHER ITEMS ON THE AGENDA

Management of the Company is not aware of any amendment regarding the matters on the agenda set forth in the Notice nor of any other matters which may properly come before the Meeting other than those set forth in the Notice. However, if amendments to the matters on the agenda set forth in the Notice or other matters properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon those persons named therein for the purposes of voting according to their best judgement on amendments or any other matters, except the election of a director who is not a nominee named in the circular.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal at the 2008 Annual Meeting must send such proposal to the Company before January 31, 2008 so that it may be included in the proxy solicitation documents for that annual meeting.

ADDITIONAL INFORMATION

Financial information on the Company is provided in the comparative financial statements and the management discussion and analysis for Company’s last financial year ended December 31, 2006.

Shareholders can obtain additional information on the Company on the SEDAR website at www.sedar.com or by making a request to the Company’s head office, 1225, Gay-Lussac, Boucherville, Québec J4B 7K1.

APPROVAL OF CIRCULAR

The Board of Directors of the Company has approved the contents of this circular and the sending of this Management Information Circular to the shareholders.

Dated May 10, 2007.

ON BEHALF OF THE BOARD OF DIRECTORS

 (signed)  Guy Hébert

_____________________________________

Guy Hébert,

President